UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2009

Comcast Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-32871	27-0000798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA 19103
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (215) 286-1700

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On December 3, 2009, Comcast Corporation, a Pennsylvania corporation (“Comcast”), General Electric Company, a New York corporation (“GE”), NBC Universal, Inc., a Delaware corporation (“NBCU”), and Navy, LLC, a Delaware limited liability company (“NewCo”), entered into a Master Agreement (the “Master Agreement”).  Pursuant to the Master Agreement, Comcast will contribute its content business comprised of regional sports networks, other programming networks and internet businesses having a focus on entertainment, information and communication, as well as certain other assets used primarily in those businesses, to NewCo, a newly formed entity.  NBCU will borrow $9.1 billion from third-party lenders (the “NBCU Financing”) and distribute the proceeds from the NBCU Financing to GE (the “NBCU Dividend”).  GE will then contribute NBCU, as well as certain other assets used primarily in NBCU’s business, to NewCo.  Following the contributions to NewCo and a cash payment by Comcast to GE in the amount of $7.1 billion minus 51% of the free cash flow of NBCU between signing and closing (with the actual payment currently estimated to be approximately $6.5 billion) in exchange for a portion of the NewCo interests held by GE, Comcast will own a 51% interest in NewCo and GE will own a 49% interest in NewCo.  The amount of both the NBCU Dividend and the cash payment by Comcast to GE are subject to adjustment in certain circumstances.

Master Agreement

The consummation of the transactions contemplated by the Master Agreement is subject to customary conditions, including the absence of legal restraints and prohibitions, expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of applicable approvals from the Federal Communications Commission, the fulfillment of the conditions of the lenders’ obligations to fund the NBCU Financing and the absence of a failure of the parties’ representations and warranties to be accurate that would result in a material adverse effect.  The transactions contemplated by the Master Agreement are also subject to the purchase by GE pursuant to a Stock Purchase Agreement dated December 3, 2009 of the 20% interest in NBCU currently held by Vivendi, S.A.

Subject to certain limitations, Comcast and GE have agreed to use their respective reasonable best efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by the Master Agreement, including using their respective reasonable best efforts to obtain required regulatory approvals.  The Master Agreement includes representations and warranties of each party and covenants of each party that are customary for transactions of this nature.  The Master Agreement further requires that until the closing of the transaction the parties must conduct the businesses that will be transferred to NewCo in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve those businesses and to keep available certain senior management and key employees.  Certain material transactions outside of the ordinary course of business are prohibited prior to the closing of the transaction without the consent of the other party, such as material mergers, acquisitions and dispositions, certain new material contracts, material increases in the compensation of certain employees and related party transactions.  NewCo will reimburse Comcast at the closing of the transaction for the cost of acquisitions by Comcast of assets contributed to NewCo effected between the date of the Master Agreement and the closing of the transaction, subject to receipt of GE’s consent.

In addition, subject to certain limitations, Comcast and GE have agreed to indemnify NewCo and each other for losses arising out of breaches of their respective representations, warranties and covenants and for any liability not included in their respective contributed businesses.  Subject to certain limitations, NewCo has agreed to indemnify Comcast and GE against losses resulting from claims arising prior to the closing of the transaction with respect to the contributed businesses or resulting from liabilities of the contributed businesses assumed by NewCo.

The Master Agreement may be terminated under certain circumstances, including by mutual agreement of Comcast and GE, by either party if the consummation of the transactions contemplated by the Master Agreement has not occurred by the first anniversary of the signing date (subject to up to two successive 90-day extensions if necessary for certain specified government approvals), by either party if any law or final, non-appealable order prohibits the closing of the transaction, by either party upon a material uncured breach by the other party of its representations, warranties or covenants that would cause a closing condition not to be satisfied, or by either party if, upon 30 days notice to the other party that the conditions to closing are met, the closing of the transaction has not occurred because of the other party’s failure to comply with its obligation to close the transaction.

The Master Agreement has been included to provide investors with information regarding its terms.  It is not intended to provide any other factual information about Comcast, GE, NBCU or any of their respective subsidiaries or affiliates.  The representations, warranties and covenants contained in the Master Agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Master Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Master Agreement instead of establishing any matter as a fact; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Comcast, GE, NBCU or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Master Agreement, which subsequent information may or may not be fully reflected in Comcast’s or GE’s public disclosures.

NewCo LLC Agreement

Upon the consummation of the transactions contemplated by the Master Agreement, Comcast and GE will enter into an operating agreement for NewCo (the “LLC Agreement”) which will serve as NewCo’s primary operating document and provide for the management and governance of NewCo.  Pursuant to the LLC Agreement, NewCo will be managed by a board of directors initially consisting of three Comcast designees and two GE designees.  GE’s representation right will be reduced to one director if GE’s ownership interest in NewCo falls below 20%, and GE will lose its representation right if GE’s ownership interest in NewCo falls below 10%, with Comcast designees replacing the outgoing GE directors.  The LLC Agreement will contain an enumerated list of approval rights reserved solely for the board of directors, including approval of certain incurrences or repayments of debt, removal of the CEO or employees reporting directly to the CEO, certain acquisitions and dispositions, entering into certain non-ordinary course agreements, approval of new strategic plans or material amendments to or departures from existing strategic plans and the Company’s annual budget.  Board decisions will be made by majority vote, provided that GE will have veto rights with respect to certain matters, including (i) certain acquisitions, (ii) material expansions of NewCo’s scope of business or purpose, (iii) certain issuances or repurchases of equity, (iv) certain distributions to equity holders, (v) certain debt incurrences, (vi) certain loans made outside of the ordinary course of business and (vii) a liquidation or voluntary bankruptcy of NewCo.  GE’s veto rights terminate if GE’s ownership interest in NewCo falls below 20%.  In the event of a vacancy in the position of Chief Executive Officer within the first three and a half years of operation of NewCo, GE will have the right to veto up to two candidates proposed by Comcast.

The LLC Agreement will prohibit Comcast from transferring its ownership interest in NewCo for approximately four years after closing, and GE will be prohibited from transferring its ownership interest for three and a half years, at which respective point either party may sell its ownership interest in NewCo publically or privately, subject, in the case of sales by GE, to a fair market value purchase right in favor of Comcast.  Comcast and GE will be granted demand and piggyback registration rights exercisable, in the case of Comcast, after approximately four years and, in the case of GE, after approximately three and a half years.  The parties’ registration rights will be subject to various restrictions on timing, frequency (including “blackout” periods in various circumstances) and, in the case of GE, amount.  If Comcast sells its entire ownership interest in NewCo, it can require GE to sell its entire interest on the same terms, subject to certain minimum purchase price requirements as set forth in the LLC Agreement.  If Comcast chooses to sell its entire ownership interest in NewCo, GE may require Comcast to include GE’s entire ownership interest in the sale on the same terms. The LLC Agreement also allows Comcast to effect a spin-off of its interest in NewCo in specified circumstances.

In addition, GE will be granted the right to elect, during the six-month period beginning three and a half years after closing, to require NewCo to purchase 50% of its ownership interests and, during the six-month period beginning seven years after closing, to require NewCo to purchase all of the ownership interests then held by GE.  NewCo’s obligation to effect these purchases will be subject to NewCo’s leverage ratio not exceeding 2.75x EBITDA and NewCo maintaining an investment grade rating.  To the extent NewCo is not required to fulfill GE’s redemption requests as a result of these limitations, Comcast will provide a $2.875 billion backstop in cash or Comcast common stock for each redemption (with backstop amounts not used in connection with the first redemption to be available for the second redemption).  If GE exercises its first redemption right, Comcast will have the right to purchase the remainder of GE’s ownership interest.  If GE does not exercise its first redemption right, Comcast will have the right to purchase, after the fifth anniversary of the closing, 50% of GE’s initial ownership interest.  Comcast will also have the right to purchase GE’s remaining ownership interest, if any, at year eight.  The purchase price to be paid in connection with the purchases contemplated by this paragraph will be equal to the ownership percentage being purchased multiplied by an amount equal to 120% of the fully distributed public market trading value of NewCo (determined pursuant to an appraisal process if NewCo is not then public) less 50% of an amount (not less than zero) equal to the excess of 120% of fully distributed public market trading value over $28.15 billion.  The LLC Agreement contemplates a mechanism whereby, upon a purchase of the remainder of GE’s interest in NewCo, GE may retain a preferred interest in the venture.

Each of Comcast and GE will agree in the LLC Agreement not to compete with NewCo’s principal businesses.  The non-compete restriction is subject to certain exceptions, including exceptions for businesses retained by Comcast and GE and various other business activities.  Comcast will agree in the LLC Agreement to first offer any potential business acquisition which is engaged in activities within any of NewCo’s principal lines of business.  In the first 18 months following closing, if NewCo does not accept such business acquisition, Comcast may proceed with the acquisition to the extent the purchase price does not exceed $500 million.  After the first 18 months, if NewCo does not accept such business acquisition, Comcast may proceed with the acquisition to the extent the purchase price does not exceed $500 million or, if the purchase price is in excess of $500 million, to the extent such acquisition would not result in Comcast having made similar business acquisitions in an aggregate amount in excess of $6 billion, such threshold being subject to an increase of 5% every year starting after the fourth year.  Crimson’s obligation to offer opportunities to NewCo terminates if GE’s ownership interest in NewCo is less than 20%.  Comcast and GE will agree that all related party transactions between Comcast or its Affiliates, on the one hand, and NewCo or its Subsidiaries, on the other hand, will be on arm’s length terms, and GE will have a veto right with respect to non-ordinary course related party transactions, as well as the right to require arbitration concerning ordinary course related party transactions to ensure they are on arm’s length terms.

Additional Matters

The transaction also contemplates a number of arrangements concerning a range of matters, including certain tax matters (e.g., allocation of liability for certain taxes arising from the transaction and certain tax related representations, covenants, tax sharing payments and indemnification provisions), transitional services, intellectual property cross licenses and employment matters.

The foregoing descriptions of the Master Agreement and LLC Agreement do not purport to be complete.  The summaries of the Master Agreement and LLC Agreement set forth above are qualified in their entirety by reference to the Master Agreement and form of LLC Agreement, copies of which are filed as Exhibit 2.1 and Exhibit 2.2, respectively, and which are incorporated herein by reference.

Item 8.01.      Other Events.

A copy of the joint press release announcing the execution of the Master Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

2.1	Master Agreement dated as of December 3, 2009 by and among General Electric Company, NBC Universal, Inc., Comcast Corporation and Navy, LLC.

2.2	Form of Amended and Restated Limited Liability Company Agreement of Navy, LLC.

99.1	Joint Press Release dated December 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	December 3, 2009	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Master Agreement dated as of December 3, 2009 by and among General Electric Company, NBC Universal, Inc., Comcast Corporation and Navy, LLC.

2.2	Form of Amended and Restated Limited Liability Company Agreement of Navy, LLC.

99.1	Joint Press Release dated December 3, 2009.